Exhibit 99.2

National Energy Services Reunited Corp.

Ritter House

Wickhams Cay II

Road Town

Tortola

British Virgin Islands

(Company)

Consent to act as director of the Company

To: The Company

Sirs

I hereby accept and agree to my appointment or election as a director of the Company with effect upon the effectiveness of the Registration Statement filed by the Company under the United States Securities Act of 1933 in respect of the proposed initial public offering of the Company on NASDAQ, subject to and with the benefit of the regulations contained in the articles of association of the Company as the same may be amended from time to time.

I designate the following telephone number and email address for service of notice of all directors’ meetings. Notice by telephone or facsimile to either of the said numbers, or by email to the said address, will constitute good and sufficient notice to myself until I advise you, in writing at the registered office of the Company, of any change in these particulars.

Tel:	+442072454044 - Work Number

Email:	h.zeibak@olayangroup.com

I hereby authorise you to enter my name and address in the register of directors of the Company as follows:

Name:	Hala Zeibak

Address:	Work Address: Olayan Europe, 140 Piccadilly, London, UK, W1J 7NS

Faithfully

/s/ Hala Zeibak	16/04/2017
Hala Zeibak	Date:

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